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                                                                      EXHIBIT 99

                             AVANIR PHARMACEUTICALS
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                          Contacts: Gregory Hanson, CFO
                                    AVANIR Pharmaceuticals
                                    619/410-2670

                                    Bob Stone/Ken DiPaola
                                    The Dilenschneider Group
                                    212/922-0900
                                    914/591-5534 Stone home

                         AVANIR PHARMACEUTICALS RECEIVES
      ACTION LETTER FROM FDA REGARDING NDA APPLICATION FOR DOCOSANOL CREAM

        SAN DIEGO, December 23, 1998 -- AVANIR Pharmaceuticals (NASDAQ: AVNR), today announced receipt of a letter dated December 22, 1998, from the Food and Drug Administration (FDA) stating that the New Drug Application (NDA) for docosanol 10% cream for the treatment of oral-facial herpes infections is "not approvable." The letter indicates that the FDA has completed its review and states that additional evidence is needed to substantiate the drug's effectiveness. The letter goes on to state that one additional clinical trial may be sufficient to substantiate the efficacy findings of studies the Company submitted with the NDA.

        According to the FDA, the other sections of AVANIR's application, including the chemistry, manufacturing and controls, the pharmacology/toxicology, and the evidence for safety of docosanol for its proposed human use, were not the basis for the "not approvable" action.

        AVANIR's chief executive officer, Dr. Gerald J. Yakatan, stated, "We are obviously disappointed at this initial FDA decision because we feel that the efficacy data are strong enough for the drug to be approved. The fact that the FDA agreed that one of our clinical trials showed evidence of effectiveness in both the primary and certain secondary endpoints reinforces our belief in docosanol's efficacy. We have already informed the FDA that we intend to respond to their letter. Based on the resulting FDA discussions, the Company will determine the best course of action."


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        AVANIR Pharmaceuticals, based in San Diego, develops novel therapeutic products for the treatment of chronic diseases. The Company is also seeking in-licensing agreements with other pharmaceutical companies for late-stage products to complete its drug pipeline.

The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's risk factors contained in the Annual Report on Form 10K, which sets forth many risks and uncertainties related to the Company's business, including risks and uncertainties related to drug development and clinical trials. The Company can give no assurance that it will be able to finance the additional clinical trials that may be required by the FDA with respect to docosanol or that the FDA will ultimately grant marketing approval. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.


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